July 16, 1997

VIA FACSIMILE(202-622-6316) (Branch 2)
and

CERTIFIED MAIL
RETURN RECEIPT REQUESTED

Associate Chief Counsel (Domestic)
Internal Revenue Service
Attn:  CC:DOM:IT&A:2
P.O. Box 7604
Ben Franklin Station
Washington, DC  20044

     Re:  Request for Private Letter Ruling by
          Charthouse Suites Vacation Ownership, Inc.
          and Michael G. Sweet -- Supplemental Letter

Dear Sir or Madam:

     On May 8, 1997, a request for ruling was submitted by Charthouse Suites Vacation Ownership, Inc. and Michael G. Sweet. On June 26, 1997 a conference was held concerning that request at the office of the Internal Revenue Service in Washington DC.
That conference was attended by Robert Berkovsky, Edwin Cleverdon and Marilyn Brookens (all of the Internal Revenue Service, IT&A Branch 2) and Michael J. Conlan (the taxpayers' representative). Pursuant to that conference, this letter is submitted to supplement the May 8, 1997 letter.

     The issue is whether a Holder of an Interest under the Subscription and Purchase Agreement and the License Plan, previously submitted to the IRS, will be subject to the limitations of Section 280A of the Code. In order for a Holder to be subject to Section 280A, the Holder must first have an interest in a dwelling unit. The Holder of an Interest possesses only an intangible right -- the right to obtain hotel-like services. The Holder does not have any interest in a dwelling unit.

     As mentioned during the June 26, 1997 conference, in another context the Service has previously considered the nature of a vacation license such as the license considered here. In PLR 8252005 (a copy of which is attached as Exhibit A) the Service determined that the rights under such a plan did not constitute a conveyance of real property or a lease. The IRS stated:

          "The vacation license is not a conveyance of real property, partly because of its lack of defined premises, but chiefly because it is a contract . . . to provide future hotel-like services."

The IRS also stated:

          "A vacation license, for Federal income tax purposes, is a contract to provide future services much like those of a hotel reservation, but for a much longer period and with other important differences."

     A portion of PLR 8252005 was superseded by PLR 8639006 (a copy of which is attached as Exhibit B). PLR 8639006 addressed the timing of income recognition by the seller of the vacation license, an issue not under consideration here. Nevertheless, PLR 8639006 reinforced the holding that a vacation license is a sale of services and provided:

          "As stated in issue one of LTR 8252005 [the issue concerning the characterization of a vacation license], the 'Vacation Licenses', for federal tax purposes, are contracts to provide future services, and not sales of real property."

     Like the vacation license considered in PLR 8252005 and PLR 8639006, the rights obtained by a Holder of an Interest are a collection of intangible rights -- the rights to obtain hotel-like services. Those services do not give the Holder an Interest in a dwelling unit.

     Section 280A limits deductions with respect to the use of a dwelling unit that is used by the taxpayer as a residence.
Section 280A(a). A taxpayer uses a dwelling unit as a residence if he uses the unit for personal purposes for a number of days exceeding the greater of (i) 14 days or (ii) 10% of the days the unit is rented at a fair value. Section 280A(d)(1). Thus,
Section 280A applies only if the taxpayer uses a dwelling unit for personal purposes. A taxpayer cannot use the dwelling unit for personal purposes if he does not have an interest in the unit. Section 280A(d)(2)(A) provides that a taxpayer uses a dwelling unit for personal purposes if the unit is used --

          "for personal purposes by the taxpayer or any other person who has an interest in such unit . . ."

Thus, inherent in the application of Section 280A is the concept that the taxpayer or the other person must have an interest in the unit. A contract to obtain hotel-like services does not give one an interest in a unit. Therefore, Section 280A does not apply to the Holder of an Interest.

     If you desire any additional information, please contact
Michael J. Conlan (or Walter J. Skipper or Patricia A. Hintz),
Quarles & Brady, 411 East Wisconsin Avenue, Milwaukee, Wisconsin
53202-4497.  Our telephone number is 414-277-5000.

     A Section 6110(c) deletion statement accompanies this letter.

                         Respectfully submitted,

                         QUARLES & BRADY

                         Michael J. Conlan
                         Walter J. Skipper
                         Patricia A. Hintz


                         BY: _______________________________
                             Michael J. Conlan Under Power
                              of Attorney from Charthouse
                              Suites Vacation Ownership, Inc.
                              and Michael G. Sweet


MJC:jmh

cc:  Mr. Robert Berkovsky
     Mr. Edwin Cleverdon
     Ms. Marilyn Brookens
     Office of Assistant Chief Counsel
     Income Tax and Accounting
     Branch 2
     Benjamin Franklin Station
     P.O. Box 7616
     Washington, D.C. 20044

                           DECLARATION

     The undersigned, being the Secretary of Charthouse Suites Vacation Ownership, Inc., a Florida corporation, declares under penalties of perjury that he has examined the attached letter, including accompanying documents, and to the best of his knowledge and belief, the facts set forth therein are true, correct and complete. The undersigned also certifies that he is a corporate officer of such corporation, that he is authorized to execute this statement on its behalf and that he has personal knowledge of the facts presented in the request insofar as they relate to such corporation.

July __, 1997            _____________________________________
                         Michael G. Sweet, Secretary,
                           Charthouse Suites Vacation
                           Ownership, Inc.

               SECTION 6110(c) DELETIONS STATEMENT



     We request that all names, addresses, and identifying details of Decade Properties, Inc., Charthouse Suites Vacation Ownership, Inc., their shareholders, the Charthouse Hotel and Michael G. Sweet be deleted from this request and from the ruling letter. No other information need be deleted.

July __, 1997


                                   ______________________________
Michael J. Conlan,
  Under Power of Attorney from
  Charthouse Suites Vacation
  Ownership, Inc. and Michael
  G. Sweet

                           DECLARATION

     The undersigned declares under penalties of perjury that he has examined the attached letter, including accompanying documents, and to the best of his knowledge and belief, the facts set forth therein are true, correct and complete.

July __, 1997            _____________________________________
                         Michael G. Sweet